FOR IMMEDIATE RELEASE	January 21, 2015
Contact: Susan M. Jordan 732-577-9997

UMH PROPERTIES, INC. DECLARES COMMON AND PREFERRED DIVIDENDS

FREEHOLD, NJ, January 21, 2015…...........On January 21, 2015, the Board of Directors of UMH Properties, Inc. (NYSE:UMH) declared its quarterly cash dividend on the Company’s Common Stock of $0.18 per share payable March 16, 2015, to shareholders of record at the close of business on February 17, 2015. The Company’s annual dividend rate on its Common Stock is $0.72 per share.

Also on January 21, 2015, the Board of Directors declared a quarterly dividend of $0.515625 per share for the period from December 1, 2014 through February 28, 2015, on the Company’s 8.25% Series A Cumulative Redeemable Preferred Stock payable March 16, 2015, to shareholders of record at the close of business on February 17, 2015. Series A preferred share dividends are cumulative and payable quarterly at an annual rate of $2.0625 per share.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates eighty-eight manufactured home communities containing approximately 15,100 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana and Michigan. In addition, the Company owns a portfolio of REIT securities.

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